Exhibit 99.1

Ally Financial Reports Preliminary Fourth Quarter and Full Year 2013 Financial Results

•	Fourth quarter 2013 net income of $104 million, impacted by charge related to CFPB/DOJ settlement
•	Full year 2013 net income of $361 million
•	Core pre-tax income of $161 million for the quarter and $850 million for full year 2013, excluding repositioning items
•	Multi-year strategic transformation completed
•	Returned 89 percent of the U.S. Treasury investment; positioned to exit TARP
•	Solid growth in core auto finance and direct banking franchises

NEW YORK (Feb. 6, 2014) – Ally Financial Inc. (Ally) today reported net income of $104 million for the fourth quarter of 2013, compared to net income of $91 million in the prior quarter and net income of $1.4 billion for the fourth quarter of 2012. The company reported core pre-tax income of $142 million in the fourth quarter of 2013, compared to core pre-tax income of $269 million in the prior quarter and core pre-tax income of $103 million in the comparable prior year period. Results for the current quarter were impacted by the $98 million charge taken related to the Consumer Financial Protection Bureau (CFPB) and U.S. Department of Justice (DOJ) settlement. In addition, when excluding repositioning items, the company reported core pre-tax income of $161 million for the quarter. Core pre-tax income reflects income from continuing operations before taxes and original issue discount (OID) amortization expense primarily from legacy bond exchanges.

Results for the quarter were driven by continued significant improvement to Ally’s cost of funds1 which declined 17 basis points from the prior quarter and 50 basis points from the prior year as a result of deposit growth and continued execution of its liability management strategy. As a result, Ally’s full year net financing revenue1 improved 36 percent year-over-year. Additionally, auto earning assets grew 8 percent compared to the prior year period. Results for the Auto Finance operations were impacted by a $98 million charge recorded in the fourth quarter related to the settlement reached with the CFPB and DOJ.

1 Excludes OID amortization expense primarily from legacy bond exchanges.

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For the full year 2013, Ally reported net income of $361 million, compared to net income of $1.2 billion in 2012. Core pre-tax income in 2013 totaled $606 million, compared to core pre-tax income of $850 million in the prior year. Excluding repositioning items, Ally reported core pre-tax income of $850 million for 2013. Full year results were also impacted by the $1.4 billion charge related to the ResCap bankruptcy settlement recorded in the second quarter and lower income from the mortgage operations, following the exit of the mortgage origination and servicing business in the second quarter of 2013.

"Ally experienced a landmark year in 2013 with the completion of a multi-year strategic transformation that has permanently changed the direction of the company and enhanced its future prospects,” said Chief Executive Officer Michael A. Carpenter. “Ally closed the chapter on its legacy mortgage issues, sold substantially all of its international operations, reduced its higher cost unsecured debt and achieved financial holding company status. Today, Ally has a pristine balance sheet and is focused on its strengths with its leading domestic automotive services and direct banking franchises.”

Carpenter continued, “Importantly, in recent months, significant progress was made in repaying the U.S. Treasury, with 89 percent of the investment in Ally having been returned thus far. Ally now has a more normalized capital structure that will further benefit from the elimination of an annual dividend payment of more than $530 million associated with the Mandatorily Convertible Preferred stock repurchase.”

“Looking ahead, Ally is squarely focused on leveraging the competitive strengths of our two premier franchises, continuing to improve profitability and fully exiting the Troubled Asset Relief Program,” Carpenter concluded.

Quarterly and Full Year Operating Results

Ally’s reporting segments include Automotive Finance, Insurance, Mortgage, and Corporate and Other. As previously reported in the fourth quarter of 2012 and first quarter of 2013, respectively, Ally’s international businesses and ResCap’s historical results are classified as discontinued operations.

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Results by Segment

($ millions)

				Increase/(Decrease) vs.
	4Q 13	3Q 13	4Q 12	3Q 13	4Q 12
Automotive Finance (ex. CFPB/DOJ charge)	$305	$339	$371	$(34)	$(66)
CFPB/DOJ Charge	98	-	-	98	98
Automotive Finance	$207	$339	$371	$(132)	$(164)
Insurance	67	83	27	(16)	40
Mortgage	(8)	(5)	99	(2)	(107)
Corporate and Other (ex. OID)[1]	(105)	(146)	(183)	41	78
Core pre-tax income, excluding repositioning items[2]	$161	$271	$314	$(110)	$(153)
Repositioning items[3]	(18)	(2)	(211)	(16)	193
Core pre-tax income[2]	$142	$269	$103	$(127)	$39
OID amortization expense	67	64	56	3	11
Income tax (benefit)/expense[4]	(4)	28	(887)	(32)	883
Income/(loss) from discontinued Operations[4,5]	25	(86)	466	111	(441)
Net income	$104	$91	$1,400	$13	$(1,296)

	2013	2012	Increase/ (Decrease)
Automotive Finance (ex. CFPB/DOJ charge)	$1,369	$1,389	$(20)
CFPB/DOJ Charge	98	-	98
Automotive Finance	$1,271	$1,389	$(118)
Insurance	256	160	96
Mortgage	(46)	595	(641)
Corporate and Other (ex. OID)[1]	(630)	(1,074)	444
Core pre-tax income, excluding repositioning items[2]	$850	$1,070	$(220)
Repositioning items[3]	(244)	(220)	(24)
Core pre-tax income[2]	$606	$850	$(244)
OID amortization expense	249	336	(87)
Income tax (benefit)/expense	(59)	(856)	797
Loss from discontinued Operations[4,5]	(55)	(174)	119
Net income	$361	$1,196	$(835)

1. Corporate and Other primarily consists of Ally’s centralized treasury activities, the residual impacts of the company’s corporate funds transfer pricing and asset liability management activities, and the amortization of the discount associated with debt issuances and bond exchanges. Corporate and Other also includes the Commercial Finance business, certain investment portfolio activity and reclassifications, eliminations between the reportable operating segments, and certain unallocated expenses including overhead previously allocated to operations that have since been sold or discontinued.

2. Core pre-tax income, a non-GAAP financial measure, is defined as income from continuing operations before taxes and OID amortization expense primarily from bond exchanges.

3. Repositioning items for 4Q13 are primarily related to employee related costs associated with strategic actions of the company and the disposition of certain businesses. Refer to slides 27 & 28 of the Ally Financial Inc. 4Q Earnings Review presentation, which is available at www.ally.com/about/investor/events-presentations/ for a reconciliation to GAAP. This presentation will also be furnished on a Form 8-K with the U.S. Securities and Exchange Commission.

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4. Includes charge taken for FHFA and FDIC settlement in 3Q13 and a benefit from a release of tax valuation allowance and related effects in 4Q12.

5.The following businesses are classified as discontinued operations: the Brazilian automotive finance operations (sale completed 4Q13); the European and the majority of the Latin American automotive finance operations (sale completed 2Q13), the Mexican insurance business, ABA Seguros (sale completed 2Q13); the Canadian automotive finance operations, Ally Credit Canada Limited, and ResMor Trust (sale completed 1Q13); U.K.-based operations that provide vehicle service contracts and insurance products (sale completed 1Q13); the remaining international automotive finance operations, including the joint venture in China (sale announced 4Q12); the operations of Residential Capital, LLC (classified discontinued operations 1Q13); and Commercial Finance operations European division (classified discontinued operations 4Q12).

Highlights

Strategic Actions

•	Ally successfully completed its strategic transformation and is positioned for a full exit from TARP.

o	Received confirmation of ResCap’s bankruptcy plan, including Ally’s settlement.

o	Completed the sales of nearly all of the international operations, generating proceeds of $8.4 billion to date.

o	Received non-objection to a resubmitted Comprehensive Capital Analysis and Review (CCAR) plan.

o	Completed a $1.3 billion private placement of common stock.

o	Repurchased $5.9 billion of Mandatorily Convertible Preferred (MCP) stock from U.S. Treasury, saving more than $530 million in annual dividends.

o	Achieved financial holding company status.

o	Called or gave notice to call approximately $8.8 billion in high-cost, legacy unsecured debt through January 2014.

o	Improved cost of funds, excluding OID, approximately 17 basis points quarter-over-quarter and approximately 50 basis points in the past year.

o	In January 2014, the U.S. Treasury completed a private placement of $3 billion of Ally common stock, reducing its ownership stake to 37 percent.

o	Including dividends and interest, more than $15.3 billion has been returned to the U.S. Treasury as of Jan. 16, 2014, reflecting approximately 89 percent of the U.S. taxpayer’s investment.

Auto Finance

•	Ally’s industry-leading U.S. auto finance franchise remained well-positioned, despite significant competition.

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o	Grew U.S. automotive earning assets 8 percent year-over-year and 27 percent in two years.
o	U.S. consumer financing originations were $8.2 billion for the quarter.
o	Strong growth across used, lease and diversified new channels; up 13 percent, 6 percent and 20 percent, respectively, year-over-year.
o	Combined used, lease and diversified new retail originations accounted for more than 60 percent of total U.S. consumer originations.
o	Launched Ally Auto Mobile Pay app for consumers in November.

Insurance

•	Ally’s leading insurance operations strengthened and grew dealer relationships through its full-service, dealer-centric business model.

o	Written premiums remain strong, totaling $225 million for the Dealer Products and Services group.

o	Approximately 82 percent of U.S. dealers with floorplan financing through Ally also carry floorplan insurance with the company.

Ally Bank

•	Ally Bank franchise continued to build its deposit base and maintained strong customer loyalty, attracting and retaining customers with its consumer-centric value proposition.
o	Retail deposits grew $8.1 billion in 2013 to $43.2 billion, up 23 percent year-over-year.
o	Grew to serve approximately 784,000 primary customers and more than 1.5 million accounts at year-end, up 26 percent and 24 percent respectively year-over-year.
o	Customer satisfaction remained strong, averaging greater than 94 percent for the quarter, the sixth consecutive quarter with scores above 90 percent.
o	Expanded Ally Mobile Banking app to include Popmoney® and recurring transfer features to help customers access and manage money on the go.
o	First in the industry to adopt Pew Disclosure Format for account terms and fees across entire product line.

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Financial Profile

•	Ally maintained a strong capital and liquidity profile.

o	Improved full year net financing revenue, excluding OID, 36 percent year-over-year.

o	Maintained robust capital ratios with preliminary Tier 1 capital ratio at 11.8 percent and Tier 1 common ratio at 8.8 percent.
o	Time to Required Funding remains strong at more than two years.

Liquidity and Capital

Ally’s consolidated cash and cash equivalents declined to $5.5 billion as of Dec. 31, 2013, compared to $6.5 billion at Sept. 30, 2013. Included in the Dec. 31 balance are: $1.7 billion at Ally Bank and $976 million at the Insurance business.

Ally's total equity was $14.2 billion at Dec. 31, 2013, down from the prior quarter’s end as a result of the company’s repurchase of MCP stock in November offset by the $1.3 billion private placement. The company's preliminary fourth quarter 2013 Tier 1 capital ratio was 11.8 percent, down from the prior quarter also due to the repurchase of MCP stock, which will normalize the capital structure and save more than $530 million in annual dividends. Ally’s Tier 1 common ratio increased 90 basis points in the fourth quarter of 2013 to 8.8 percent, largely driven by the $1.3 billion private placement and proceeds from the closing of the Brazil sale.

Funding

Ally continued to execute a diverse funding strategy during the fourth quarter and full year of 2013. This strategy included strong growth in deposits which now represent more than 40 percent of Ally’s funding portfolio, and completion of new U.S. auto securitizations totaling more than $8.6 billion for the year, including approximately $1.8 billion in the fourth quarter. The company issued new fixed unsecured notes totaling approximately $1 billion in the fourth quarter, for a total of $3.1 billion new fixed and floating rate notes during the year. The company called approximately $2.2 billion of debt in the fourth quarter of 2013, in total calling approximately $8.1 billion of debt in 2013. In the weeks following year-end, the company called approximately $700 million in additional debt. The company also renewed or added more than $19.7 billion of secured credit facilities during the year. As a result of these actions, Ally’s liability management strategy has improved the cost of funds, excluding OID, 17 basis points since the third quarter of 2013 and 50 basis points year-over-year.

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The company’s Time to Required Funding remains strong at more than two years as of Dec. 31, 2013. This is a liquidity measure expressed as the number of months that the company expects to be able to meet its ongoing liquidity needs as they arise without issuing unsecured debt. It assumes no changes in U.S. asset growth projections and that the auto asset-backed securities market remains open.

Deposits

The company remains focused on growing quality deposits through its direct banking subsidiary, Ally Bank. Retail deposits at Ally Bank increased to $43.2 billion as of Dec. 31, 2013, compared to $41.7 billion at the end of the prior quarter. Year-over-year, Ally Bank recorded annual retail deposit growth of $8.1 billion. Brokered deposits at Ally Bank totaled approximately $9.7 billion as of Dec. 31, 2013, essentially flat from the prior quarter. At the end of the year, the Ally Bank franchise continued strong expansion of its customer base to approximately 784,000 primary customer accounts, growing 26 percent year-over-year.

Ally Bank

For purposes of quarterly financial reporting, Ally Bank's operating results are included within Auto Finance, Mortgage and Corporate and Other, based on its underlying business activities. During the fourth quarter of 2013, Ally Bank reported pre-tax income of $336 million, compared to $204 million in the corresponding prior year period. Performance in the quarter continued to be driven by improved net financing revenue, which was positively impacted by lower cost of funds and reduced borrowing costs resulting from the company's actions to retire high-cost FHLB debt in late 2012, and continued growth in automotive lease assets, partially offset by the strategic actions taken to exit all non-strategic mortgage-related activities earlier in the year. Total assets at Ally Bank were $98.7 billion at Dec. 31, 2013, compared to $92.1 billion at Sept. 30, 2013, as the result of seasonal growth in commercial automotive assets and continued growth in lease. Approximately 67 percent of Ally's U.S. assets were funded at Ally Bank as of Dec. 31, 2013.

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Automotive Finance

The Auto Finance segment includes Ally’s U.S. auto finance operations. As a result of the completed sales for the company’s international operations, including auto finance operations in Canada, Europe and Latin America, and the remaining pending sale agreement for the joint venture in China, these businesses are classified as discontinued operations.

For the fourth quarter of 2013, Auto Finance reported pre-tax income of $207 million, compared to $371 million in the corresponding prior year period. Excluding the $98 million charge related to the CFPB and DOJ settlements, the segment reported pre-tax income of $305 million. Results for the quarter were driven by strong net financing revenue, which improved $33 million year-over-year, resulting from growth in the lease, used and diversified channels, despite continued intense competition. This was partially offset by an increase in provision expense as the portfolio continues to shift to a more diversified and higher margin credit mix.

U.S. earning assets for Auto Finance, comprised primarily of consumer and commercial receivables, and leases, totaled $108 billion, up 8 percent compared to Dec. 31, 2012. U.S. consumer earning assets totaled $74 billion, up 10 percent year-over-year, due to continued strong origination volume outpacing asset run-off. U.S. commercial earning assets increased slightly to approximately $34 billion, compared to $33 billion as of Dec. 31, 2012, as a result of higher dealer stock and average contract values.

U.S. consumer financing originations in the fourth quarter of 2013 were $8.2 billion, compared to $8.9 billion in the corresponding prior year period, and were comprised of $3.6 billion of new retail, $2.3 billion of used and $2.3 billion of leases. U.S. consumer financing origination levels in the fourth quarter of 2013 were driven by strong year-over -year origination growth in used, lease and diversified new retail channels, growing 13 percent, 6 percent and 20 percent respectively, compared to the fourth quarter of 2012. Growth in these channels partially offset lower subvented volumes mostly as the result of the loss of Ally’s subvented business from Chrysler. In total, used, lease and diversified new retail originations continue to account for more than 60 percent of total U.S consumer originations.

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Insurance

Insurance, which focuses on dealer-centric products such as extended vehicle service contracts (VSCs) and dealer inventory insurance, reported pre-tax income from continuing operations, excluding repositioning items, of $67 million in the fourth quarter of 2013, compared to $27 million in the corresponding prior year period. Net investment income increased to $37 million in the fourth quarter of 2013, compared to investment income of $34 million in the comparable prior year period due to investment gains resulting from a strong equity market and an other than temporary impairment on certain investment securities for the fourth quarter of 2012 that did not repeat. Underwriting income improved to $30 million excluding repositioning items in the quarter, compared to a loss of $7 million in the corresponding prior year period, which had been significantly impacted by weather losses last year related to Superstorm Sandy.

Insurance's Dealer Products and Services group continued to experience strong written premiums despite increasing competition, resulting in written premiums of $225 million during the fourth quarter of 2013, down approximately $11 million compared to the fourth quarter of 2012. The business maintained its high wholesale insurance penetration levels, with approximately 82 percent of U.S. dealers with Ally floorplan financing also carrying floorplan insurance with the company.

Mortgage Operations

During the fourth quarter of 2013, Mortgage reported a pre-tax loss of $8 million, excluding repositioning items, compared to pre-tax income of $99 million during the fourth quarter of 2012. The decrease from the prior year period was largely due to the decision to exit all non-strategic mortgage-related activities and cease new originations in the second quarter of 2013. The remaining mortgage held-for-investment portfolio has declined to less than $9 billion as of Dec. 31, 2013. As of June 30, 2013, the business has had no further mortgage loan originations, and as a result of the sale of the MSR portfolio in the second quarter has no remaining MSR assets.

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Corporate and Other

Corporate and Other primarily consists of Ally's centralized treasury activities, the residual impacts of the company's corporate funds transfer pricing, asset liability management activities, and the amortization of the discount associated with debt issuances and bond exchanges. Corporate and Other also includes the Commercial Finance business, certain investment portfolio activity and reclassifications, eliminations between the reportable operating segments, and overhead previously allocated to operations that have since been sold or discontinued.

Corporate and Other reported a core pre-tax loss (excluding core OID amortization expense and repositioning items) of $105 million, compared to a loss of $183 million in the comparable prior year period. Results were primarily affected by lower interest expense through the company's liability management strategy, a reduction in unsecured debt levels and refinancing other legacy debt prior to maturity.

Core OID amortization expense totaled $67 million in the fourth quarter of 2013, compared to $56 million reported in the corresponding prior year period.

Additional Financial Information

For additional financial information, the fourth quarter and full year 2013 earnings presentation and financial supplement are available in the Events & Presentations section of Ally’s Investor Relations Website at http://www.ally.com/about/investor/events-presentations/index.html.

About Ally Financial Inc.

Ally Financial Inc. is a leading automotive financial services company powered by a top direct banking franchise. Ally's automotive services business offers a full suite of financing products and services, including new and used vehicle inventory and consumer financing, leasing, inventory insurance, commercial loans and vehicle remarketing services. Ally Bank, the company's direct banking subsidiary and member FDIC, offers an array of deposit products, including certificates of deposit, savings accounts, money market accounts, IRA deposit products and interest checking. Ally's Commercial Finance unit provides financing to middle-market companies across a broad range of industries.

With approximately $151.2 billion in assets as of Dec. 31, 2013, Ally operates as a financial holding company. For more information, visit the Ally media site at http://media.ally.com or follow Ally on Twitter: @Ally.

Forward-Looking Statements

In this earnings release and in comments by Ally Financial Inc. ("Ally") management, the use of the words "expect," "anticipate," "estimate," "forecast," "initiative," "objective," "plan," "goal," "project," "outlook," "priorities," "target," "explore," "positions," "intend," "evaluate," "pursue," "seek," "may," "would," "could," "should," "believe," "potential," "continue," or the negative of any of those words or similar expressions is intended to identify forward-looking statements. All statements herein and in related charts and management comments, other than statements of historical fact, including without limitation, statements about future events and financial performance, are forward-looking statements that involve certain risks and uncertainties.

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While these statements represent our current judgment on what the future may hold, and we believe these judgments are reasonable, these statements are not guarantees of any events or financial results, and Ally's actual results may differ materially due to numerous important factors that are described in the most recent reports on SEC Forms 10-K and 10-Q for Ally, each of which may be revised or supplemented in subsequent reports filed with the SEC. Such factors include, among others, the following: maintaining the mutually beneficial relationship between Ally and General Motors ("GM"), and Ally and Chrysler Group LLC ("Chrysler"); our ability to realize the anticipated benefits associated with being a financial holding company, and the significant regulation and restrictions that we are subject to; the potential for deterioration in the residual value of off-lease vehicles; disruptions in the market in which we fund our operations, with resulting negative impact on our liquidity; changes in our accounting assumptions that may require or that result from changes in the accounting rules or their application, which could result in an impact on earnings; changes in the credit ratings of Ally, Chrysler, or GM; changes in economic conditions, currency exchange rates or political stability in the markets in which we operate; and changes in the existing or the adoption of new laws, regulations, policies or other activities of governments, agencies and similar organizations (including as a result of the Dodd-Frank Act and Basel III).

Investors are cautioned not to place undue reliance on forward-looking statements. Ally undertakes no obligation to update publicly or otherwise revise any forward-looking statements, whether as a result of new information, future events or other such factors that affect the subject of these statements, except where expressly required by law.

Contacts:

Gina Proia
646-781-2692
gina.proia@ally.com

Sarah Comstock

313-656-6954

sarah.n.comstock@ally.com

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